EXHIBIT 99.1

[OYO GEOSPACE LOGO]                                                                                                                                                News Release

12750 South Kirkwood, Suite 200

Stafford, Texas 77477 USA

Contact:

Gary D. Owens

Chairman, President & CEO

TEL: 281.494.8282

FAX: 281.494.8303

FOR IMMEDIATE RELEASE

OYO GEOSPACE REPORTS FISCAL 2003 THIRD QUARTER RESULTS

STAFFORD, Texas – July 28, 2003 – OYO Geospace (NASDAQ: OYOG) today announced a net loss of $759,000, or $(0.14) per diluted share, on revenues of $12.9 million for its third quarter ended June 30, 2003. This compares with net income of $1.2 million, or $0.21 per diluted share, on revenues of $24.7 million in the comparable quarter last year. Last year’s third quarter results reflect a $15.8 million sale of a large seabed reservoir characterization and monitoring system as well as a $1.2 million asset impairment charge relating to the bankruptcy of the company’s primary supplier of thermal film.

For the nine months ended June 30, 2003, OYO Geospace recorded sales of $39.4 million and a net loss of $2.0 million, or ($0.37) per diluted share. For the comparable period last year, the company recorded sales of $51.4 million and net income of $1.7 million, or $0.31 per diluted share. Along with the $15.8 million sale and $1.2 million asset impairment charge discussed above, last year’s period included an extraordinary gain of $686,000, or $0.12 per diluted share, related to the company’s increased ownership in its Russian subsidiary, OYO-GEO Impulse International.

The net loss for the quarter was impacted by several unusual charges including (i) a $446,000 write-off of defective film inventories, including film stocks remaining from the former (now bankrupt) film supplier and from the company’s initial effort to manufacture film, (ii) a $121,000 charge to accelerate the depreciation on certain assets in the company’s borehole services group, partially due to technology upgrades, and (iii) severance payments of $50,000 resulting from the company’s reorganization effort.

“Our traditional seismic exploration marketplace continues to struggle with little new crew activity or equipment needs,” said Gary D. Owens, OYO Geospace’s Chairman, President and CEO. “We continue to see margins in this part of our business slip as equipment manufacturers scramble to serve a declining marketplace. In response to these conditions, we are rationalizing and reordering our workforce, planning a multi-facility consolidation and reorganizing the structure of the company. This reorganization is expected to facilitate profitability through a significant reduction of future manufacturing and operating costs.

“While challenges plague the seismic exploration market, we continue to see customer interest in our seismic reservoir characterization and monitoring products. New international customers have placed orders and expressed indications of interest for these products, and two existing customers have purchased additional equipment to expand their fleet. These products continue to be an important growth opportunity for our company,” continued Owens.

“We are also pleased to see steady growth in our offshore cable and umbilical products. Customer bookings and quotes continue to increase as our cable design and production capabilities become better known in this large marketplace. We believe sales growth in this division will continue to gain momentum in the near term,” said Owens.

“Our commercial graphics operation posted its first quarterly profit in over a year. We are now routinely and successfully producing our own private label film that meets our customer’s strict quality demands. New products include the recent introduction of a 1200 dpi imager, and we recently initiated development of a new film for higher density applications. This operation appears to have turned the corner and we are optimistic that operating results will continue to show improvement,” Owens continued.

OYO Geospace designs and manufactures instruments and equipment used by the oil and gas industry in the acquisition and processing of seismic data as well as in reservoir characterization and monitoring activities. The company also designs and manufactures equipment and film for the commercial graphics industry worldwide.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included herein including statements regarding potential future products and markets, our potential future revenues and growth, future financial position, business strategy, future expectations and other plans and objectives for future operations, are forward-looking statements. We believe our forward-looking statements are reasonable. However, they are based on certain assumptions about our industry and our business that may in the future prove to be inaccurate. Important factors that could cause actual results to differ materially from our expectations include the level of seismic exploration and other oil and gas related activities worldwide, which is influenced primarily by prevailing prices for oil and gas, the extent to which our new products are accepted in the market, the availability of competitive products that may be more technologically advanced or otherwise preferable to our products, the resolution of the situation in the Middle East and other factors disclosed under the heading “Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are on file with the Securities and Exchange Commission. Further, all written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors.

M O R E

OYO Geospace Corporation and Subsidiaries

Consolidated Statements of Operations

(in thousands except share and per share data)

(unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2003	2002	2003	2002
Sales	$12,855	$24,668	$39,433	$51,401
Cost of sales	10,151	17,904	29,824	35,747

Gross profit	2,704	6,764	9,609	15,654
Operating expenses:
Selling, general and administrative expenses	2,807	2,756	8,766	8,795
Research and development expenses	1,299	1,531	4,002	4,048
Impairment of assets	—	1,216	—	1,216

Total operating expenses	4,106	5,503	12,768	14,059

Income (loss) from operations	(1,402)	1,261	(3,159)	1,595
Other income (expense):
Interest expense	(121)	(162)	(359)	(476)
Interest income	108	44	223	141
Other, net	101	(14)	148	(290)

Total other income (expense), net	88	(132)	12	(625)

Income (loss) before income taxes, minority interest and extraordinary gain	(1,314)	1,129	(3,147)	970
Income tax benefit	(457)	(38)	(1,044)	(160)

Income (loss) before minority interest and extraordinary gain	(857)	1,167	(2,103)	1,130
Minority interest	98	(11)	64	(93)

Income (loss) before extraordinary gain	(759)	1,156	(2,039)	1,037
Extraordinary gain, net of tax of $85,000	—	—	—	686

Net income (loss)	$(759)	$1,156	$(2,039)	$1,723

Basic earnings (loss) per share
Income (loss) before extraordinary gain	$(0.14)	$0.21	$(0.37)	$0.19
Extraordinary gain	—	—	—	0.12

Net income (loss)	$(0.14)	$0.21	$(0.37)	$0.31

Diluted earnings (loss) per share
Income (loss) before extraordinary gain	$(0.14)	$0.21	$(0.37)	$0.19
Extraordinary gain	—	—	—	0.12

Net income (loss)	$(0.14)	$0.21	$(0.37)	$0.31

Weighted average shares outstanding—Basic	5,551,652	5,545,113	5,548,872	5,532,641

Weighted average shares outstanding—Diluted	5,551,652	5,556,853	5,548,872	5,545,323